Exhibit 21.1

Subsidiaries

●	Dongguan Heng Sheng Wei Garments Co., Ltd, a People’s Republic of China, limited company, which is wholly-owned

●	Shantou Chenghai Dai Tou Garments Co., Ltd, a People’s Republic of China, limited company, which is wholly-owned

●	Shenzhen Xin Kuai Jie Transportation Co., Ltd, a People’s Republic of China, limited company, which is wholly-owned

●	Shenzhen Hua Peng Fa Logistic Co., Ltd, a People’s Republic of China, limited company, which is wholly-owned

●	Yingxi Industrial Chain Group Co., Ltd., a Republic of Seychelles, limited company, which is wholly-owned

●	Yingxi Industrial Chain Investment Co., Ltd, a Hong Kong limited company, which is wholly-owned

●	Qianhai Yingxi Texitle and garments Co., Ltd, a People’s Republic of China, limited company, which is wholly-owned

●	Shenzhen Qianhai Yingxi Industrial Chain Service Co., Ltd, a People’s Republic of China, limited company, which is wholly-owned